Exhibit 99.1

Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890 www.selective.com

For release at 4:15 p.m. (ET) on February 2, 2012
Investor Contact: Jennifer DiBerardino
973-948-1364, jennifer.diberardino@selective.com

Media Contact: Gail Petersen
973-948-1307, gail.petersen@selective.com

Selective Insurance Group Reports
Fourth Quarter and Year-end 2011 Earnings

Branchville, NJ – February 2, 2012 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the fourth quarter and year ended December 31, 2011.  For the quarter, net income per diluted share was $0.29 and operating income1 was $0.33.  Net income for the year was $0.36 per diluted share and operating income1 was $0.34 per diluted share.

“We produced a statutory combined ratio of 98.7%, reflecting a more normal level of catastrophe losses,” said Chairman, President and Chief Executive Officer Gregory E. Murphy.   “Most importantly, we achieved our 11th consecutive quarter of commercial lines renewal pure price increases with a strong 3.4% and retention increased 3 points to 82%.  We are earning rate slightly above our loss cost trends as our pricing power continues to improve.  Commercial Lines renewal price for the month of December was 3.7% and January 2012 was 4.5%.  After several years of price competition, most of our commercial lines competitors now appear to be using more sound underwriting judgment and driving rates higher.

“We continue to focus our improvement in Personal Lines on rate increases with renewal price up 6.1% for the quarter.  For the year, there were 46 rate increases in Personal Lines, adding $18 million in available premium to our in-force book,” continued Murphy.  “This is our fourth consecutive year driving rate and in 2012, we fully expect to file and obtain overall Personal Lines rate increases of 8.3% with homeowners up about 11.5%.

“Delivering on our commitment to add new high margin products to our portfolio, we completed the acquisition of MUSIC, our new contract binding authority excess and surplus lines company, from Montpelier Re,” said Murphy.  “Our agents are excited about the new platform we have to write this business in all 50 states and DC.  It gives them a broader opportunity to serve their clients through our expanded product offering.”

In the quarter, overall net premiums written grew 17% due to the addition of the new excess and surplus operations that contributed 5.2 points, renewal premium pure price increases in personal and commercial lines that contributed 3.4 points and audit and endorsement premium growth of 3.7 points.  The underlying growth of Selective’s core book was 4.4% for the quarter, driven mostly by the 3 point increase in our commercial lines retention.

“2011 was a year of extreme weather, market volatility, historically low interest rates and continuing US and European economic woes,” continued Murphy.  We ended the year with a statutory combined ratio of 106.7%, which included $119 million, or 8.3 points, of catastrophe losses.  Excluding catastrophes, our statutory combined ratio was 98.4%.

“Although it was an extremely challenging year, we managed the pricing cycle instead of the cycle managing us.  We have been one of the only companies increasing commercial lines renewal price for the past three years.  During this time, we also improved our commercial lines underwriting mix of business and we’re executing significant personal lines rate and underwriting improvements.  In addition, our claims initiatives are expected to deliver a 3-point improvement in loss and loss expense ratio by the end of 2013.  We believe we are well-positioned to take advantage of a firming market,” concluded Murphy.

2011 Fourth Quarter Highlights
-	Net income of $16.1 million, or $0.29 per diluted share
-	Operating income1 was $18.5 million, or $0.33 per diluted share
-	Combined ratio: GAAP: 98.7% compared to 100.1% in 2010; Statutory: 98.7% compared to 102.8% in 2010
-	Favorable prior year statutory reserve development on our casualty lines totaled $10 million compared to $7 million in 2010
-	Total net premiums written (NPW) were $352.2 million
o	Commercial lines NPW were $284.8 million, including $15.7 million from E&S lines
o	Personal lines NPW were $67.4 million
-	Catastrophe losses were $4.2 million, after tax
-	Investment income, after tax, was $22.6 million
-	Total revenue was $400.4 million compared to $394.1 million

2011 Year-End Highlights
-	Net income was $19.9 million, or $0.36 per diluted share
-	Operating income1 was $19.1 million, or $0.34 per diluted share
-	Combined ratio: GAAP: 107.4% compared to 101.6% in 2010; Statutory: 106.7% compared to 101.6% in 2010
-	Favorable prior year statutory reserve development on our casualty lines totaled $29 million compared to $41 million in 2010
-	Total NPW were $1.5 billion
o	Commercial lines NPW were $1.2 billion, including $24.1 million from E&S lines
o	Personal lines NPW were $273.2 million
-	Catastrophe losses were $77.2 million, after tax
-	Investment income, after tax, was $111.1 million
-	Net realized gains, after tax, totaled $1.5 million for the year, which included $8.6 million of non-cash, after-tax, other-than-temporary impairment write-downs
-	Total revenue was $1.6 billion in both 2011 and 2010

Balance Sheet and Guidance
At December 31, 2011, Selective’s assets were $5.7 billion, up 10% over prior year, including $4.1 billion in the company’s investment portfolio which increased 5% compared to December 31, 2010.

Stockholders’ equity was up 4% for the year, to $1.1 billion, and book value per share increased 2% to $20.39.  Statutory surplus, including MUSIC, was down 1% in 2011 to $1.1 billion.

Selective’s Board of Directors declared a $0.13 per share quarterly cash dividend on common stock payable March 1, 2012 to stockholders of record as of February 15, 2012.

Selective expects to generate a 2012 full year statutory combined ratio of 101.5% and a GAAP combined ratio of 102.5% which includes a catastrophe loss assumption of 2.5 points and no assumptions for reserve development, favorable or unfavorable.  In addition, investment income will be approximately flat with 2011 levels.

Anticipated weighted average shares at year end 2012 of 55.6 million.

The supplemental investor packet, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com.   Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on February 3, 2012 at www.selective.com. The webcast will be available for rebroadcast until the close of business on March 3, 2012.

About Selective Insurance Group, Inc.
Selective Insurance Group, Inc. is a holding company for eight property and casualty insurance companies rated “A+” (Superior) by A.M. Best.  Through independent agents, the insurance companies offer primary and alternative market insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program.  Selective maintains a website at www.selective.com.

Forward-Looking Statements
In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA").  The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements.  These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,”

“pro forma,” “seek,” “likely” or “continue” or other comparable terminology.  These statements are only predictions, and we can give no assurance that such expectations will prove to be correct.  We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:
•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•
the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;

•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•
changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states, particularly changes in New Jersey automobile insurance laws and regulations;

•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•
other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time-to-time.  We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

1Operating income differs from net income by the exclusion of realized gains or losses on investments and the results of discontinued operations. It is used as an important financial measure by management, analysts and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings and the results of discontinued operations, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable GAAP Measures. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Selective Insurance Group, Inc. (Nasdaq: SIGI) *
GAAP Highlights and Reconciliation of Non-GAAP Measures to Comparable
GAAP Measures
(in thousands, except per share data)
3 months ended December 31:	2011	2010
Net premiums written	$352,179	301,812
Net premiums earned	373,427	353,497
Net investment income earned	28,839	41,471
Net realized losses	(3,621)	(3,812)
Total revenues	400,380	394,089

Operating income	18,487	26,284
Net realized losses, net of tax	(2,354)	(2,478)
Loss on disposal of discontinued operations, net of tax	-	(31)
Net income	$16,133	23,775

Statutory combined ratio	98.7%	102.8%
Statutory combined ratio, excluding catastrophe losses	97.0%	101.6%
GAAP combined ratio	98.7%	100.1%

Operating income per diluted share	$0.33	0.48
Net income per diluted share	0.29	0.43
Weighted average diluted shares	55,437	54,894
Book value per share	$20.39	19.95

12 months ended December 31:	2011	2010
Net premiums written	$1,485,349	1,390,541
Net premiums earned	1,439,313	1,416,598
Net investment income earned	147,443	145,708
Net realized gains (losses)	2,240	(7,083)
Total revenues	1,597,475	1,564,621

Operating income	19,059	73,925
Net realized gains (losses), net of tax	1,456	(4,604)
Loss on disposal of discontinued operations, net of tax	(650)	(3,780)
Net income	$19,865	65,541

Statutory combined ratio	106.7%	101.6%
Statutory combined ratio, excluding catastrophe losses	98.4%	97.6%
GAAP combined ratio	107.4%	101.6%

Operating income per diluted share	$0.34	1.35
Net income per diluted share	0.36	1.20
Weighted average diluted shares	55,221	54,504
Book value per share	$20.39	19.95
*All amounts included in this release exclude intercompany transactions.